Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of this 12th day of June 2020, by and between Timothy B.  Page (“Employee”) and CAI International, Inc., a Delaware corporation (the “Company”).

RECITALS

The Company and Employee are parties to an Employment Agreement dated as of August 2013, (the “Prior Agreement”).  On the date hereof Employee was promoted to Executive Vice President and Interim President and Chief Executive Officer, while continuing his role as the Company’s Executive Vice President and Chief Financial Officer.  In connection with the promotion, Employee and the Company have agreed to amend and restate the Prior Agreement with respect to the period commencing June 12, 2020 (the “Effective Date”).  This Agreement supersedes and replaces in its entirety the Prior Agreement as of the Effective Date.

AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Duties and Scope of Employment.

(a)         Position.  As Interim President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, Employee shall: (i) serve as the Company’s President and Chief Executive Officer on an interim basis, until a permanent President and Chief Executive Officer is hired; and (ii) continue his role as the Company’s Executive Vice President and Chief Financial Officer.  As Interim President and Chief Executive Officer, Employee shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”), which duties and authority shall be consistent with the Employee’s position as an interim President and Chief Executive Officer of a U.S.  public corporation of similar size, and engaged in a similar business, as the Company.  As Executive Vice President and Chief Financial Officer, Employee shall be responsible for the finances of the Company as well as the relations of the Company with financial institutions, including lenders, lessors and owners of equipment managed by the Company and for the Company’s financial reporting.  As both Interim President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, Employee shall report directly to the Board; provided that if a permanent President and Chief Executive officer is hired, and Employee continues as Executive Vice President and Chief Financial Officer, Employee shall then report to the permanent President and Chief Executive Officer.

(b)         Obligations.  During the term of his employment under this Agreement, Employee shall perform and discharge well and faithfully his duties and shall devote his full business efforts and time to the Company.  The foregoing, however, shall not preclude Employee from engaging in civic or charitable activities or from serving on the boards of directors of other entities, as long as: (i) such activities and service do not materially interfere or conflict with his responsibilities to the Company; and (ii) Employee obtains the prior approval of the Board before accepting any position on a board of directors of a for‑profit company.

2.           Base Salary.

During his employment under this Agreement, the Company agrees to pay to Employee as compensation for his services as of the Effective Date an annual base salary (“Base Salary”) of $550,000, payable in twenty‑four (24) equal bi‑monthly installments.  For all purposes of this Agreement, the term “Base Salary” shall refer to the base salary in effect from time to time.

During the term of his employment under this Agreement, Employee’s Base Salary will be reviewed annually and is subject to annual increase at the discretion of President and Chief Executive Officer and as approved by the Company’s board of directors (the “Board”).

3.           Retention Bonus and Equity Compensation.

In addition to his base salary, provided that he remains a full‑time employee on the dates that the bonuses and equity compensation would vest, Employee shall be entitled to:

(a)          a “Cash Retention Bonus” in the aggregate of $200,000, to be payable:

(i)
$100,000 on the earlier of: (v) June 12, 2021 (i.e., one year following Mr. Page’s appointment as Interim Chief Executive Officer); or (w) one month following the hiring of a permanent Chief Executive Officer or (x) a Change of Control; and

(ii)	$100,000 on the earlier of: (y) September 12, 2021; or (y) one month following the hiring of a permanent Chief Financial Officer or (z) a Change of Control; and

(b)          a grant of “RSUs” (the with a value of $200,000 (measured as of the close of trading on June 12, 2020).  The RSUs will vest on the earlier of:

(i)	June 12, 2021;

(ii)	30‑days following transition to a new permanent Chief Financial Officer (to be named only after appointment of a new permanent Chief Financial Officer); or

(iii)        Change of Control.

4.           Employee Benefits.

(a)        General.  During the term of his employment under this Agreement, Employee shall be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally, including (without limitation) any of the following plans if and when adopted and made available by the Board: pension plans, savings plans, deferred compensation plans, life, disability, health, accident and other insurance programs, paid vacations, paid parking at the Company’s office building and similar plans or programs subject in each case to the generally applicable terms and conditions of the plan in question and to the determination of any committee administering such plan or program.

(b)         Additional Benefits.  Subject to Employee’s insurability, the Company will maintain a policy of long‑term disability insurance providing for disability coverage in accordance with the policy terms.  In addition, the Company will pay Employee an annual perquisite budget of $38,000, subject to tax withholdings.

(c)          Vacation.  Employee shall be entitled to paid vacation accruing at the rate of 20 days per calendar year.  No more than 20 days of accrued vacation shall carry forward to the next year.

5.           Equity Compensation.

Employee will be eligible to receive incentive grants (the number of shares of the Company’s common stock into which such grants may be converted, as adjusted for any stock dividends, combinations or splits with respect to such shares, the “Shares”) pursuant to the Company’s 2019 Incentive Plan (as amended from time to time, the “Plan”) pursuant to terms and conditions to be approved by the Company’s Board of Directors at the time of grant.

6.           Annual Bonus

Employee shall be eligible to earn an annual bonus with a targeted value (at 100% attainment) of 50% of his Base Salary (the “Target Bonus”), with up to 100% of the bonus (to be specified annually by the Compensation Committee) to be earned based on the Company’s achievement of its budgeted after tax-profits, pre‑tax profits or other operating metrics, as determined annually by the Board’s Compensation Committee and approved by the Board.  Any portion of Employee’s bonus that is not determined by objective criteria will be based on a subjective evaluation of Employee’s performance, based on criteria developed by the Compensation Committee (in its discretion) after consultation with Employee and approved by the Board.  The actual payout under the Company objective financial performance and subjective performance elements of the plan can range from 0% (at an achievement level of less than 75%) to 200% of the Target Bonus (at an achievement level of at least 175%), and the Compensation Committee retains discretion to increase or decrease the calculated payout and achievement levels.

Except as provided for in the case of a Qualifying Termination (defined below in Section 10(b)), no bonus shall be earned or payable under this Section 6 unless Employee’s employment under this Agreement continues through the end of the Fiscal Year to which the bonus relates.  Any amounts due to the Employee under this Section 6 shall be paid within the two and one half (2 1/2) month period immediately following the Fiscal Year to which the bonus relates.  For all purposes of this Agreement, “Fiscal Year” shall mean the Company’s fiscal year, which as of the date of this Agreement ends on December 31.

7.           Business Expenses and Travel.

During the term of his employment under this Agreement, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  The Company shall reimburse Employee for such expenses upon presentation of any itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

8.           Term of Agreement.

Subject to the basic rule set forth below in Section 9(a), this Agreement shall continue, beginning on the Effective Date, until the third anniversary of the Effective Date (the “Applicable Term”).  If not terminated in writing by either party at least thirty (30) days prior to the end of the Applicable Term, this Agreement shall automatically renew for an additional thirty‑six (36) months.

9.           Termination.

(a)          Basic Rule.  Employee is an employee at will.  Notwithstanding any other provision of this Agreement, either party may terminate Employee’s employment at any time, with or without cause.

(b)         Termination by the Company for Cause.  The Company, at its option and without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement, may terminate Employee’s employment at any time for Cause by giving Employee written notice specifying the Cause event.  For all purposes under this Agreement, “Cause” shall mean:

(i)            A failure by Employee to substantially perform his material duties hereunder, other than due to death or Disability, which is not cured within thirty (30) days after notice from the Company;

(ii)           Employee’s commission of material dishonesty, fraud or misrepresentation or other act of moral turpitude;

(iii)         An intentional act by Employee (other than one constituting a business judgment that was reasonable at the time or which was previously approved by the Board, or gross misconduct by Employee, which (in each case) is seriously injurious to the Company;

(iv)          A material breach by Employee of this Agreement which is not cured within thirty (30) days after receipt of notice from the Company;

(v)           A material and willful violation of federal or state law or regulation applicable to the business of the Company; or

(vi)         A material and willful violation of written directions to Employee from the Board (or any special committee of the Board), but only if Employee has been provided written notice of the specific violations and at least thirty (30) days to cure such violation (if capable of cure, as determined by the Board).

At the time of termination for Cause, the Company shall advise Employee of the provision of this Section 9(b) under which such termination for Cause is based.

(c)          Termination for Death or Disability or Company Insolvency.  In addition to termination pursuant to Section 9(a) and 9(b), Employee’s employment shall also be terminated for the following reasons:

(i)            Death.  Upon the event of Employee’s death, Employee’s employment with the Company shall be considered automatically terminated.

(ii)          Disability.  Upon the event of Employee’s Disability, Employee’s employment with the Company shall terminate thirty (30) days after the Company gives Employee written notice of such termination.  For all purposes of this Agreement, “Disability” shall mean Employee’s incapacity due to physical or mental illness or impairment which (in the reasonable and informed opinion of the Board of Directors) makes Employee unable to perform substantially his duties under this Agreement for a continuous period of at least 180 days.  The Company acknowledges that the Americans with Disabilities Act (“ADA”) provides for accommodations of disabled employees, and the Company affirms that in taking any action under this Section 9(c)(ii) it will comply with the ADA.

(iii)        Company Insolvency.  If the Company becomes insolvent or the Company seeks relief (or an order is entered against the Company) under any bankruptcy, reorganization, receivership, transfer for the benefit of creditors or other debtor relief statute or arrangement (“Company Insolvency”), Employee’s employment with the Company shall terminate thirty (30) days after the Company gives Employee written notice of the termination.

(d)          Termination for Good Reason.  Notwithstanding anything to the contrary herein, Employee may terminate his employment for Good Reason in accordance with this Section 9(d).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the consent of Employee:

(i)            any diminution in Employee’s Base Salary, except as part of a program whereby salaries of all the Company’s senior officers are reduced for economic reasons;

(ii)          any material diminution in Employee’s authority, duties, reporting or responsibilities, except that (y) the planned replacement of Employee as Interim President and Chief Executive Officer with a permanent President and Chief Executive Officer and (z) the planned replacement of Employee with a successor as Chief Financial Officer, shall not be deemed a material diminution of Employee’s duties, for purposes of this subsection;

(iii)          any action or inaction that constitutes a material breach by the Company of this Agreement; and

(iv)         a material change in the geographic location at which Employee must perform his duties under this Agreement without the Employee’s consent, except for office relocation within the San Francisco Bay area; provided that Employee hereby acknowledges and agrees that he may be required to travel extensively in connection with the performance of his duties under this Agreement and that any such travel requirement will not constitute a material change in the geographic location at which Employee must perform his duties under this Agreement.

Notwithstanding any provision in this Agreement to the contrary, termination of Employee’s employment will not be for Good Reason unless (i) Employee notifies the Company in writing of the existence of the condition which Employee believes constitutes Good Reason within ninety (90) days after the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Employee actually terminates all employment and other positions he has with the Company within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition.

If Employee terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Employee’s termination will not be considered to be for Good Reason.  A termination of Employee’s employment for Good Reason hereunder shall be deemed a “Constructive Termination” for purposes of this Agreement.

Notwithstanding the foregoing, if at the time Employee terminates his employment with the Company for Good Reason any of the circumstances described in Section 9(b) (i.e., the Company has Cause for Employee’s termination), then Employee’s employment shall be deemed to have been terminated by the Company pursuant to such applicable Section, rather than pursuant to this Section 9(d) for all purposes of this Agreement.

10.         Payments upon Certain Terminations of Employment.

If, during the term of this Agreement (including any renewal thereof), Employee’s employment is terminated, Employee shall be entitled to receive the following:

(a)         Company Termination Under Section 9(b) (Cause) or 9(c)(iii) (Insolvency) or by Employee without Good Reason.  In the event Employee’s employment is terminated (or deemed terminated) by the Company pursuant to Section 9(b)(Cause) or Section 9(c)(iii) (Insolvency) or in the event Employee terminates his employment with the Company other than for Good Reason, Employee shall be entitled to all accrued compensation and all other accrued benefits through the effective date of termination, including payment of any annual performance bonus earned based on performance in the prior Fiscal Year, but shall not be entitled to any other compensation or benefits.  All accrued compensation and all other accrued benefits (the “Accrued Rights”) shall be paid to Employee within thirty (30) days after the date on which Employee’s employment with the Company terminates.

(b)        Company Termination Without Cause, Termination Under Section 9(c)(i) (Death) or (ii) (Disability) or Termination for Good Reason within Two Years After a Change in Control.  If Employee’s employment is terminated prior to the date that is twenty‑four (24) months after the effective date of a Change in Control and at a time when no Cause for termination exists and there is no Company Insolvency, either: (i) by the Company without Cause, (ii) due to Employee’s death or Disability, or (iii) by Employee for Good Reason (any such termination, a “Qualifying Termination”), then, in addition to the Accrued Rights, and provided (in situations other than Employee’s death) Employee signs and allows to become effective the Company’s standard form of release of all claims on or before the 60th day following the termination date (the “Release Deadline”) and complies with his continuing obligations to the Company, Employee shall be entitled to the following payments and benefits.

(i)            Severance Payment.  The Company shall pay Employee a lump sum amount equal to one hundred percent (100%) of Employee’s then current annual base salary and an amount equivalent to one (1) year’s cash bonus (calculated on the basis of the average cash bonus received over  two year reference period), provided that, if employment is terminated solely in connection with a Change of Control, the Company shall pay Employee a lump sum amount equal to two hundred percent (200%) of Employee’s then current annual base salary calculated and an amount equivalent to one (1) year’s cash bonus (calculated on the basis of the average cash bonus received over  two year reference period), in either case with such payment to be made within thirty (30) days after the date on which Employee’s employment with the Company terminates.  Notwithstanding the foregoing, Employee will not be entitled to any severance payment identified in this Subsection 10(b)(i) based upon a Change in Control if Employee continues to be employed by the Company, a successor to the Company or an affiliate of the Company, twenty‑four (24) months after the closing of the Change in Control.

For all purposes of this Agreement, “Change in Control” shall mean:

(x)          a merger or consolidation of the Company with or into any other company or other entity, if (after giving effect to the merger or consolidation) the stockholders of the Company immediately prior to the merger or consolidation would not be able to elect a majority of the Company’s board of directors immediately following the merger or consolidation;

(y)        a sale in one transaction or a series of transactions undertaken with a common purpose of all or a controlling portion of the Company’s outstanding voting securities or such amount of the Company’s outstanding voting securities as would enable the purchaser to obtain the right to appoint a majority of the Company’s Board of Directors; and

(z)          a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

(ii)         COBRA Premiums.  If Employee and his spouse and dependent children (as applicable) are eligible for, and timely (and properly) elect, to continue their coverage under the Company’s group health plans in accordance with Section 4980B(f) of the Code (“COBRA”), the Company will pay the premium for such coverage for whichever of the following periods is the shortest: (A) the longer of (1) the remaining term of this Agreement or (2) a period of eighteen (18) months following the date of Employee’s termination of employment or (B) until Employee is no longer entitled to COBRA continuation coverage under the Company’s group health plans.  Notwithstanding anything to the contrary in this Section 10(b)(ii), this Section 10(b)(ii) shall not require continuation of any coverage after death in the case of termination under Section 9(c)(i) (i.e., termination on account of death), but nothing in this sentence shall affect any benefits payable on account of death.

(iii)          No Duty To Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Section 10(b) (whether by seeking new employment or in any other manner), nor shall any payment under this Section 10(b) be reduced by any earnings that Employee may receive from any other source.

11.          Proprietary Information.

Employee agrees, during and after the term of his employment by the Company, to comply fully with the Company’s policies relating to non‑disclosure of the Company’s trade secrets and proprietary information and processes Company pursuant to that certain Employment, Confidential Information and Intellectual Property Assignment Agreement previously executed by Employee and attached hereto as Exhibit A.

12.         Section 280G

(a)        If the Company undergoes a change in control transaction described in Section 280G(b)(2)(A)(i) of the Code (a “Section 280G Transaction”) and if any payments or benefits provided for in this Agreement or otherwise payable to Employee (x) constitute “parachute payments” within the meaning of Section 280G of the Code (collectively, the “Payments”) and (y) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Employee, on an after tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  If a reduction in severance and other benefits constituting “parachute payments” is necessary under the shareholder approval process, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of accelerated vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other employee benefits paid or provided to Employee, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  With respect to each of (i), (ii) and (iii), in the case of any payments or benefits that constitute deferred compensation subject to Section 409A, the reduction will occur first as to amounts that are not deferred.  If two or more equity awards are granted on the same date, each award will have their acceleration of vesting reduced on a pro‑rata basis.  In no event will Employee have any discretion with respect to the ordering of payment reductions.

(b)         For purposes of determining whether an Employee would receive a greater after‑tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(c)         All calculations and determinations under this Section 12, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”).  All determinations made by the Tax Advisor shall be conclusive and binding on both the Company and the Employee, and the Company shall cause the Tax Advisor to provide its determinations and any supporting calculations with respect to the Employee to the Company and the Employee.  The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.  For purposes of making the calculations and determinations under this Section 12, after taking into account the information provided by the Company and the Employee, the Tax Advisor may make reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish the Tax Advisor with such information and documents as the Tax Advisor may reasonably request to assist the Tax Advisor in making calculations and determinations under this Section 12.  In the event that a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Section 409A of the Code on a pro‑rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Code Section 409A.

(d)          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

(ii)           “Section 280G” shall mean Section 280G of the Code and the Treasury regulations promulgated thereunder or any similar or successor provision.

13.          Section 409A

The Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Code, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirements from Employee or any other individual to the Company or any of its affiliates.  However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, pursuant to Treasury Regulations Sections 1.409A‑1(b)(4), 1.409A‑1(b)(5), 1.409A‑1(b)(6) and 1.409A‑1(b)(9).  Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.  To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i).  In addition, if Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six- month period immediately following Employee’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Employee’s separation from service or (b) Employee’s death.

14.         Non‑Solicitation and Non‑Disparagement.

(a)        Employee agrees that during the period of his employment with the Company or any of its subsidiaries and affiliates and for the one (1) year period immediately following termination of such employment (whether such termination with Cause, without Cause, with Good Reason, or for any other reason), and to the greatest extent permitted by applicable law, the Employee shall not engage in the recruiting, soliciting or inducing of any employee or employees of the Company to terminate their employment with or otherwise cease their relationship with the Company.

(b)        Employee and the Company agree that during Employee’s employment with the Company or any of its affiliates, the Employee and the Company will not make any disparaging comments regarding the other (including the Companies subsidiaries and affiliates) or make any disparaging comments concerning any aspect of the termination of the employment relationship.  The obligations of the Employee and the Company under this subsection shall not apply to disclosures required by applicable law, regulation or order of any court of governmental agency.

15.         Successors.

(a)         Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

(b)        Employee’s Successors.  This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

16.         Notice.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S.  registered or certified mail, return receipt requested and postage prepaid.  In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

17.         Miscellaneous Provisions.

(a)        Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by authorized officer of the Company (other than Employee).  Except as provided herein, no waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)        Whole Agreement.  No agreements, representations or understanding (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c)         Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d)         Severability.  The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)        No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (e) shall be void.

(f)         Limitation of Remedies.  If Employee’s employment hereunder terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(g)        Withholding.  The Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as the Company is required to deduct or withhold therefrom under the Code or under any other applicable law.

(h)         Captions.  Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any provision hereof.

(i)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

18.       Arbitration.  Any dispute or claim arising under or relating to this Agreement (including without limitation the validity or scope of this Agreement or of any provision hereof or of this Section 17(j) shall be determined exclusively by binding arbitration.  Disputes include, but are not limited to: claims for unpaid wages; claims involving meal and rest breaks; benefit claims; contract claims; claims for equitable relief; tort claims; claims for wrongful termination; defamation claims; discrimination and retaliation claims; or any other type of legal or equitable claim that could be made under federal, state, or local law, and which could be asserted in a court or filed with a government agency arising out of or relating to this Agreement or Employee’s employment with Company.  If a dispute is based, in whole or in part, on acts or omissions by any individual manager or supervisor of Company and Employee also seeks to recover against such individual in his or her individual capacity, then that claim is also a dispute subject to this Agreement.  Disputes do not include: (i) claims that, as a matter of federal law, or state or local law that are not preempted by federal law, the Parties cannot agree to arbitrate; (ii) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (iii) claims for workers’ compensation benefits; and (iv) claims for unemployment insurance compensation benefits.  If a claim includes disputes subject to arbitration under this Agreement but also claims that are not subject to arbitration under this Agreement, the Company and Employee agree that all arbitrable disputes will be arbitrated pursuant to the terms of this Agreement before commencement of litigation of claims excluded from arbitration to the maximum extent permitted by applicable law.  For the avoidance of doubt, because this Agreement is subject to the Federal Arbitration Act (see below), arbitrable disputes include claims in California pursuant to the California Fair Employment and Housing Act and the California Labor Code with the exception of Private Attorneys General Act (“PAGA”) claims (unless applicable law would otherwise permit the arbitration of PAGA claims).  This Agreement, any arbitration proceedings held pursuant to this Agreement, and any state court, federal court, or other proceeding concerning arbitration under this Agreement are expressly subject to and governed by the Federal Arbitration Act, 9 U.S.C.  § 1 et seq.  (“FAA”).  The Company and Employee acknowledge that Company’s business and Employee’s employment involve interstate commerce.  Unless the Company and Employee agree otherwise, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures and Federal Rule of Civil Procedure Rule 68.  Unless applicable law requires otherwise, the arbitrator will have the authority to determine the enforceability of this Agreement as well as whether a claim is arbitrable, both of which will be decided under the FAA.  The JAMS Rules are available online at http://www.jamsadr.com/rules‑employment‑arbitration and Federal Rule of Civil Procedure 68 is available at http://www.law.cornell.edu/rules/frcp/rule_68.  Both are available from Company upon request.  If there is a conflict between the JAMS Rules and this Agreement, this Agreement governs.  The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication and to set deadlines for filing motions for summary judgment and/or adjudication, and to set briefing schedules for any motions.  All arbitration fees and costs will be split equally by the Parties, except to the extent otherwise required by applicable law or if the Company otherwise agrees to pay the arbitration fees and costs.  Each party will pay its own attorneys’ fees and costs, if any; provided that if either party prevails on a claim which affords the prevailing party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law.  Except as otherwise required under applicable law: (i) Employee and the Company expressly intend and agree that class action or collective action procedures will not be asserted, nor will they apply, in any arbitration of disputes pursuant to this Agreement; (ii) Employee and the Company agree that each will not assert class or collective action disputes against the other in arbitration or otherwise, including in any civil court; and (iii) both Employee and the Company will only submit their/its own individual claims in arbitration and will not seek to represent the interests of any other person in the arbitration.  Employee and the Company expressly waive the right to assert or participate in any class or collective action as a class member against the other regarding any dispute, whether in a civil court or in arbitration.  The arbitrator shall have no jurisdiction or authority to compel any class or collective claim or consolidate different arbitration proceedings.  The arbitrator shall have no jurisdiction to join any other party to an arbitration between Employee and the Company (except as set forth above).  This Agreement does not prevent either Employee or the Company from participating as a witness or providing testimony in any proceeding, whether in court or in arbitration, nor does this Agreement limit any rights Employee may have regarding the disclosure of claims of unlawful acts in the workplace.  Unless applicable law requires otherwise, the arbitrator will apply California law, except for any claim to which federal substantive law would apply.  The arbitration will be conducted in San Francisco, California or where applicable law requires.  The Company and Employee each expressly waive the right to a jury trial and any other civil court proceeding and agree that the arbitrator’s award will be final and binding on the parties.  Should any provision of this paragraph be deemed unenforceable or invalid, such provision will be severed and the remainder of this paragraph will be enforceable to the fullest extent of the law.  Employee has read this paragraph and affirmatively agrees to and gives this specific authorization to submit to arbitration as described in this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CAI INTERNATIONAL, INC.

By:	/s/ David Remington
Name: David Remington
Title: Chairman of the Board of Directors

EMPLOYEE

/s/ Timothy B. Page
Timothy B. Page

EXHIBIT A:  Employment, Confidential Information and Intellectual Property Assignment Agreement